GLENDA DORCHAK

SECTION 13 and 16 FILINGS

Power of Attorney

KNOW ALL MEN BY THESE PRESENT: That Glenda Dorchak has made, constituted, and appointed, and by this instrument does make, constitute, and appoint, Marcia J. Miller, Chief Financial Officer of Energy Focus, Inc., James Tu, Executive Chairman and Chief Executive Officer of Energy Focus, Inc., Jason D. Christman, Tax and External Reporting Analyst of Energy Focus, Inc., and Janet Spreen, Partner of BakerHostetler, her true and lawful attorney for her and in her name, place, and stead, with power of substitution, to subscribe, as attorney-in-fact, to file SEC Section 13 and 16 Filings, hereby giving and granting to the attorney-in-fact full power and authority to do and perform every act and thing necessary to be done in the premises, as fully as she might or could do if personally present, hereby ratifying and confirming all that the attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall only apply to Section 13 and 16 Filings.

IN WITNESS WHEREOF, this Power of Attorney has been signed as of July 22, 2015.

Glenda Dorchak
Director, Energy Focus, Inc.